Exhibit 5.2

AMERICAS NEW YORK SAN FRANCISCO SÃO PAULO SILICON VALLEY WASHINGTON, D.C. ASIA BEIJING HONG KONG SEOUL	One Liberty Plaza New York, NY 10006-1470 T: +1 212 225 2000 F: +1 212 225 3999 clearygottlieb.com D: +1 212 225 2451 swhang@cgsh.com	EUROPE & MIDDLE EAST ABU DHABI BRUSSELS COLOGNE FRANKFURT LONDON MILAN PARIS ROME

June 4, 2026

Alphabet Inc.

1600 Amphitheatre Parkway

Mountain View, California 94043

Ladies and Gentlemen:

We have acted as special counsel to Alphabet Inc., a Delaware corporation (the “Company”), in connection with the Company’s offering pursuant to a registration statement on Form S-3 (No. 333-296395) of 29,278,642 shares of the Company’s Class A Common Stock, par value $0.001 per share, including 3,818,953 shares as to which the Underwriters (as defined below) have exercised their option to purchase additional shares (the “Class A Common Stock”), and 29,278,642 shares of the Company’s Class C Capital Stock, par value $0.001 per share, including 3,818,953 shares as to which the Underwriters have exercised their option to purchase additional shares (the “Class C Capital Stock” and, together with the Class A Common Stock, the “Securities”). Such registration statement, as amended as of its most recent effective date (June 2, 2026), insofar as it relates to the Securities (as determined for purposes of Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”)), including the documents incorporated by reference therein, is herein called the “Registration Statement;” the related prospectus dated June 1, 2026, included in the Registration Statement filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act, including the documents incorporated by reference therein, is herein called the “Base Prospectus;” the preliminary prospectus supplement dated June 1, 2026, as filed with the Commission pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein, is herein called the “Preliminary Prospectus Supplement;” and the related prospectus supplement dated June 2, 2026, as filed with the Commission pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein, is herein called the “Final Prospectus Supplement.” The Base Prospectus and the Preliminary Prospectus Supplement together are herein called the “Pricing Prospectus,” and the Base Prospectus and the Final Prospectus Supplement together are herein called the “Prospectus.”

Cleary Gottlieb Steen & Hamilton LLP or an affiliated entity has an office in each of the locations listed above.

Alphabet Inc., p. 2

In arriving at the opinion expressed below, we have reviewed the following documents:

(a)	an executed copy of the Underwriting Agreement dated June 2, 2026 (the “Underwriting Agreement”) between the Company and the several underwriters named in Schedule I thereto (the “Underwriters”);

(b)	the Registration Statement;

(c)	the Pricing Prospectus;

(d)	the Prospectus;

(e)

a certificate of Computershare Trust Company, N.A., as registrar and transfer agent for the Securities, certifying that the Securities have been duly registered or otherwise established in the systems of The Depository Trust Company;

(f)	a specimen of the Class A Common Stock;

(g)	a specimen of the Class C Capital Stock; and

(h)

copies of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws certified by the Secretary of State of the State of Delaware and the assistant secretary of the Company, respectively.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed (including, without limitation, the accuracy of the representations and warranties of the Company in the Underwriting Agreement). Additionally, in rendering the opinion expressed below, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the federal law of the United States of America, the law of the State of New York or the General Corporation Law of the State of Delaware that in our experience normally would be applicable to general business entities with respect to such agreement or obligation) and (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Securities have been validly issued by the Company and are fully paid and nonassessable.

Alphabet Inc., p. 3

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the federal law of the United States of America, the law of the State of New York or the General Corporation Law of the State of Delaware that in our experience normally would be applicable to general business entities with respect to such agreement or obligation) and (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws.

We hereby consent to the use of our name in the Prospectus under the heading “Legal Matters” as counsel for the Company who has passed on the validity of the Securities and to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K dated June 4, 2026. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours, CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Shuangjun Wang
Shuangjun Wang, a Partner